CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM To the Board of Directors and Stockholders of Bovie Medical Corporation Clearwater, Florida We hereby consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-3 and to the incorporation by reference on this Registration Statement on Form S-3 of our report dated March 13, 2018 on the consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period December 31, 2017, of Bovie Medical Corporation in its Annual Report for the year ended December 31, 2017, as filed on Form 10-K with the Securities and Exchange Commission. Frazier & Deeter, LLC Tampa, Florida May 4, 2018